Exhibit (H)(2)

FORM OF
SUB-ADMINISTRATION AGREEMENT

           AGREEMENT made as of ____________, 2003 by and between THE DREYFUS CORPORATION, a corporation organized under the laws of the State of New York ("Dreyfus"), and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the"Bank").

           WHEREAS, Dreyfus is the Administrator to Dreyfus Premier Stock Funds (the "Fund") pursuant to an administration agreement with the Fund; and

           WHEREAS, the Fund is a registered investment company under the Investment Company Act of 1940, as amended (the"1940 Act"), consisting of the separate portfolios (each, a"Portfolio") listed on Appendix A hereto; and

           WHEREAS, Dreyfus desires to retain the Bank to render certain sub-administrative services to the Fund and the Bank is willing to render such services; and

           WHEREAS, the Fund has discussed with Dreyfus and concurs in Dreyfus' employing the Bank to provide sub-administrative services to the Fund;

           NOW, THEREFORE, in consideration of the mutual covenants herein set forth, it is agreed between the parties hereto as follows:

           1.  Engagement. Dreyfus hereby engages the Bank to act as Sub-Administrator of the Fund on the terms set forth in this Agreement. The Bank accepts such engagement and agrees to render the services herein set forth for fees that may be agreed to from time to time in writing between the parties.

           2.  Delivery of Documents. Dreyfus has furnished the Bank with copies properly certified or authenticated of each of the following:

                (a) Resolutions of the Fund's Board of Trustees authorizing the appointment of the Bank to provide certain sub-administrative services to the Fund and approving this Agreement;

                (b) The Fund's organization documents filed with the Commonwealth of Massachusetts and all amendments thereto (the "Articles");

                (c) The Fund's by-laws and all amendments thereto (the "By-Laws");

                (d) The Fund's most recent Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933 and under the 1940 Act and all amendments thereto, together with all exhibits thereto which include any investment advisory agreements, sub-investment advisory agreements, administration agreements, custody agreements, and distribution agreements;

                (e) The Fund's most recent prospectus and statement of additional information (the "Prospectus"); and

                (f) Such other certificates, documents or opinions as may mutually be deemed necessary or appropriate for the Bank in the proper performance of its duties hereunder.

                 Dreyfus will furnish the Bank with copies of all amendments of or supplements to the foregoing promptly after filing such amendments or supplements with the appropriate regulatory agencies. Furthermore, Dreyfus will notify the Bank as soon as possible of any matter which may materially affect the performance by the Bank of its services under this Agreement.

           3.  Duties of Sub-Administrator. Subject to the supervision and direction of Dreyfus, the Bank, as Sub-Administrator, will assist in conducting various aspects of the Fund's administrative operations and undertakes to perform the services described in Appendix B hereto as such Appendix may be amended, from time to time, in writing signed by both parties.

                 In performing all services under this Agreement, the Bank shall act in conformity with the Fund's Articles and By-Laws and the 1940 Act, as the same may be amended from time to time, and the investment objectives, investment policies and other practices and policies set forth in the Fund's Registration Statement, as the same may be amended from time to time. The Bank agrees to take all commercially reasonable action to assure that information the Bank maintains in the performance of its obligations under this Agreement which may be necessary for the Fund's other service providers in the performance of their obligations to the Fund, is provided to Dreyfus or such other service providers in a timely manner. The Bank has no part in determining the investment policies of the Portfolios or which securities are to be purchased or sold by any Portfolio and cannot be held liable for such investment policies or investment decisions.

           4.  Duties of Dreyfus.

                Dreyfus, and not the Bank, will be responsible (through the Fund's transfer agent or otherwise) for (i) providing timely and accurate reports of the daily purchase and redemption of shares of each Portfolio ("Daily Sales Reports") and (ii) all other Blue Sky functions.

                (b)  Dreyfus agrees to make its legal counsel, or request the Fund to make its legal counsel, available to the Bank for instruction with respect to any matter of law arising in connection with the Bank's duties hereunder, and Dreyfus further agrees that the Bank shall be entitled to rely in good faith on such instruction without further investigation on the part of the Bank.

           5.  Fees and Expenses.

                (a)  For the services rendered by the Bank hereunder, Dreyfus will pay to the Bank such fees at such rate as shall be agreed upon in writing by the parties from time to time and set forth on a fee schedule. Such fees do not include out-of-pocket disbursements (as agreed upon by Dreyfus and the Bank and set forth separately on said fee schedule or other expenses incurred with the prior approval of Dreyfus) of the Bank for which the Bank shall be entitled to bill Dreyfus separately and for which Dreyfus will reimburse the Bank.

                (b)  The Bank shall not be required to pay any expenses incurred by the Fund.

           6.  Limitation of Liability.

                (a)  The Bank, its directors, officers, employees and agents shall not be liable for any error of judgment or mistake of law or for any loss suffered by Dreyfus or the Fund in connection with the performance of its obligations and duties under this Agreement, except a loss to the extent resulting from the Bank's willful misfeasance, bad faith or negligence in the performance of its obligations and duties, or by reason of its reckless disregard thereof. Dreyfus will indemnify the Bank, its directors, officers, employees and agents against and hold it and them harmless from any and all losses, claims, damages, liabilities or expenses (including any reasonable legal fees and expenses) resulting from any claim, demand, action or suit, except a loss to the extent resulting from the Bank's willful misfeasance, bad faith or negligence in the performance of its obligations and duties, or by reason of its reckless disregard thereof. Notwithstanding the foregoing, the Bank will not be liable to the Fund or any third party for any loss (i) arising out of the actions or omissions of Dreyfus or the Fund, including, but not limited to, inaccurate Daily Sales Reports and those relating to Blue Sky functions; or (ii) arising out of the offer or sale of any securities of the Fund in violation of (x) any requirement under the federal securities laws or regulations, (y) any requirement under the securities laws or regulations of any state, or (z) any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such securities.

                (b)  The Bank may apply to Dreyfus at any time for instructions and may consult counsel for the Fund, or its own counsel, and with accountants and other experts with respect to any matter arising in connection with its duties hereunder, and the Bank shall not be liable or accountable for any action reasonably taken or omitted by it in good faith in accordance with such instruction, or with the opinion of such counsel, accountants, or other experts. The Bank shall not be liable for any act or omission reasonably taken or not taken in reliance upon any document, certificate or instrument which it reasonably believes to be genuine and to be signed or presented by the proper person or persons. The Bank shall not be held to have notice of any change of authority of any officers, employees, or agents of the Fund or Dreyfus until receipt of written notice thereof has been received by the Bank from Dreyfus.

                (c)  In the event the Bank is unable to perform, or is delayed in performing, its obligations under the terms of this Agreement because of acts of God, strikes, legal constraint, government actions, war, emergency conditions, interruption of electrical power or other utilities, equipment or transmission failure or damage reasonably beyond its control or other causes reasonably beyond its control, the Bank shall not be liable to Dreyfus or the Fund for any damages resulting from such failure to perform, delay in performance, or otherwise from such causes; provided that, the Bank shall make all commercially reasonable efforts, whenever necessary to use data processing back-up facilities or otherwise takes all reasonable steps to minimize service interruption for any period that such interruption continues beyond the Bank's control.

                (d)  Notwithstanding anything in this Agreement to the contrary, in no event shall Dreyfus, the Fund, or any Portfolio, be liable to the Bank or any third party, and the Bank shall indemnify Dreyfus, the Fund and their Board Members, officers and agents against and hold them harmless from any and all losses, claims, damages, liabilities or expenses (including any reasonable legal fees and expenses) to the extent resulting from any claim, demand, action or suit arising out of a violation or alleged violation by the Bank of any applicable law, rule or regulation or as a result of the Bank's negligence, willful misfeasance or bad faith in the performance of its obligations and duties under this Agreement or by reason of its reckless disregard thereof.

                (e)  Notwithstanding anything to the contrary in this Agreement, in no event shall either party hereto be liable to the other party for special, incidental or consequential damages, even if advised of the possibility of such damages.

           7.  Termination of Agreement.

                 (a)  This Agreement shall become effective on the date hereof and shall remain in force unless terminated pursuant to the provisions of subsection (b) of this Section 7, provided however, that Section 6 shall survive the termination of the Agreement.

                (b)  This Agreement may be terminated at any time without penalty by Dreyfus upon sixty (60) days written notice to the Bank or by the Bank upon one-hundred-twenty (120) days notice to Dreyfus, such notice in either case to be delivered by means of registered mail, and upon the expiration of such notice period this Agreement will terminate.

                (c)  At any time after the termination of this Agreement, Dreyfus may, upon written request, have reasonable access to the records of the Bank relating to its performance of its duties as Sub-Administrator.

           8.  Miscellaneous.

                (a)  Any notice or other instrument authorized or required by this Agreement to be given in writing to Dreyfus or the Bank shall be sufficiently given if addressed to that party and received by it at its office set forth below or at such other place as it may from time to time designate in writing.

To Dreyfus: The Dreyfus Corporation 200 Park Avenue, 8th Floor West New York, NY 10166 Attention: General Counsel

To the Bank:

     Investors Bank & Trust Company
     200 Clarendon Street, P.O. Box 9130
     Boston, MA 02117-9130
     Attention: Geoffrey C. O'Connell, Senior Director, Client Management
With a copy to: John E. Henry, General Counsel

                (b)  This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable without the written consent of the other party.

                (c)  This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to its conflict of laws provisions.

                (d)  This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and which collectively shall be deemed to constitute only one instrument.

                (e)  The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

           9.  Confidentiality. Both parties hereto agree than any non-public information obtained hereunder concerning the other party is confidential and may not be disclosed without the consent of the other party, except as may be required by applicable law or at the request of a governmental agency or self-regulatory organization. The parties further agree that a breach of this provision would irreparably damage the other party and accordingly agree that each of them is entitled, in addition to all other remedies at law or in equity to an injunction or injunctions without bond or other security to prevent breaches of this provision. In addition, the parties further agree that any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P ("Regulation S-P"), promulgated under the Gramm-Leach-Bliley Act (the "Act"), disclosed by a party hereunder is for the specific purpose of permitting the other party to perform the services set forth in this Agreement. Each party agrees that, with respect to such information, it will comply with Regulation S-P and the Act and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement, to any other party, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by Regulation S-P or the Act.

           10.  Use of Name. The Fund shall not use the name of the Bank or any of its affiliates in any prospectus, sales literature or other material relating to the Fund in a manner not approved by the Bank prior thereto in writing; provided however, that the approval of the Bank shall not be required for any use of its name which merely refers in accurate and factual terms to its appointment hereunder or which is required by the Securities and Exchange Commission or any state securities authority or any other appropriate regulatory, governmental or judicial authority; provided further, that in no event shall such approval be unreasonably withheld or delayed.

           11.  Third-Party Beneficiary. The parties hereto acknowledge that the Fund shall be a third-party beneficiary under this Agreement.

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           IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

THE DREYFUS CORPORATION By: Name: Title: INVESTORS BANK & TRUST COMPANY By: Name: Title:

Appendices

Appendix A Appendix B	Portfolios Services